Exhibit 99.1
For further information:
Dennis Klaeser, CFO
PrivateBancorp, Inc.
312-683-7100
For Immediate Release
PrivateBancorp, Inc. Announces Intention to Issue
Shares of Common Stock in a Private Placement Offering
     Chicago, IL, November 2, 2007 — PrivateBancorp, Inc. (NASDAQ: PVTB) today announced that it intends to offer, subject to market and other conditions, shares of its common stock to certain Qualified Institutional Buyers and “accredited” investors pursuant to Regulation D of Rule 506 under the Securities Act of 1933, as amended. The aggregate dollar amount of the offering has not yet been determined.
     PrivateBancorp expects to use the net proceeds from the offering for working capital and other general corporate purposes, including to fund anticipated loan growth as a result of the recent hiring of 28 commercial banking executives and the adoption by the Company’s Board of Directors of a Strategic Growth and Transformation Plan in connection therewith, as previously announced by the Company.
     The securities to be offered have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and until so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.
     This press release is not an offer to sell, nor a solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which the offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Any offers of the securities will be made only by means of a private offering document.
Special Note Regarding Forward-looking Statements
     This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the federal securities laws. These forward-looking statements represents the Company’s present beliefs and expectations, but they may not occur. Investors should not place undue reliance upon any such forward-looking statements.